Exhibit 99.1

FOR IMMEDIATE RELEASE

Subject Line:  Peapack Private Wealth Management Hires Team from Noyes Capital Management

Photo Caption:  Scott P. Noyes and Leigh Anderson

Bedminster, New Jersey – December 14, 2020 - Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC), and Peapack Private Wealth Management are proud to announce that Scott P. Noyes and Leigh Anderson, from Noyes Capital Management, LLC, a New Vernon, NJ wealth management firm, have joined the organization.

“We continue to prioritize building out a robust wealth management team to support clients and grow our business,” said John P. Babcock, President of Peapack Private.  “Scott and Leigh are joining the firm at the perfect time.  As with other wealth advisors that have joined us, their focus is on the client and doing the right thing, so I expect their transition to Peapack Private to be seamless.”

Scott Noyes, CFA® CFP®, a resident of New Vernon, has over 30 years of experience in the securities industry. He spent twenty years at Aubrey G. Lanston & Co., a primary dealer of U.S. Treasury securities, where he started as a financial advisor and was ultimately promoted to become the President of the firm.  During his twenty years with Lanston, Scott worked extensively with the firm’s high-net-worth clients, hedge funds, money managers, pension funds and banks.

In 2003 Scott established Noyes Capital Management, LLC with the goal of providing wealth management services for affluent individuals and families. With particular strength in investments and portfolio design, Scott is a Chartered Financial Analyst® and a CERTIFIED FINANCIAL PLANNER™ professional.  These credentials and several more were earned over thirty years in the investment industry.

Scott received his M.B.A. from the University of Chicago and his undergraduate degree from Knox College where he majored in Economics and minored in Mathematics. He was previously a member of the Chicago Board of Trade and Chicago Mercantile Exchange. He is currently a member of numerous industry associations including the National Association of Personal Financial Advisors (NAPFA), The Financial Planning Association (FPA), and The CFA Institute.

Joining Scott is Leigh Anderson.  Leigh has over 20 years’ experience in financial services, accounting, marketing and operations.  She joined Noyes in 2005 and was responsible for managing the office and assisting in client reporting, financial planning, compliance, mutual fund research, special client projects and overall confidential maintenance of client information, correspondence and other records.

Before joining Noyes, Leigh worked at Day Pitney LLP where she was a Fiduciary Accountant, specializing in trust and estate planning and administration. Previous to that, Leigh was with Merrill Lynch where she held positions in marketing and operations supporting high-net-worth clients.  Leigh also worked in philanthropic financial services, assisting clients with the establishment of charitable trusts.  Leigh received her B.A. from Lehigh University, where she majored in Economics.

“Leigh and I are excited to join Peapack Private and to begin exposing clients to an enhanced range of capabilities,” noted Scott. “We know we are joining a first-class financial institution that shares our goal of delivering personalized financial planning, prudent investment management and the same dedication to great client service that we have always had.”

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.0 billion and assets under management and/or administration of $7.6 billion as of September 30, 2020.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the Bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

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Contact:  Denise M. Pace-Sanders, Senior Vice President Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.